Exhibit 99.1

Financial Institutions, Inc. Announces Leadership Changes

Realignment strengthens the diversified financial services company’s leadership team and streamlines organizational structure in key areas to support future growth

WARSAW, N.Y., December 8, 2023 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank (“Five Star”), SDN Insurance Agency, LLC, and Courier Capital, LLC, today announced changes to its executive leadership team and an associated realignment to strengthen its ability to execute on its long-term strategy and risk functions.

Reid A. Whiting, who formerly served as Senior Vice President, Director of Indirect and Fintech Lending Solutions, was named Chief Banking Officer. This newly created position leverages Mr. Whiting’s proven track record of executing on operational efficiency and process improvement during his tenures at both Five Star and Morgan Stanley, where he had global responsibility for a range of large-scale efficiency and regulatory change initiatives. As Chief Banking Officer, he will oversee all consumer banking channels, including digital banking, the retail branch network and call center, along with consumer lending, residential mortgage and the Company’s growing Banking-as-a-Service, or BaaS, line of business. Mr. Whiting will also join the executive leadership team as a direct report of President and CEO Martin K. Birmingham.

Senior Vice President and Chief Marketing Officer Blake G. Jones, a 20-year marketing and communications veteran, was also appointed to the executive leadership team, reporting directly into Mr. Birmingham and her span of control has been expanded to include enterprise sales. Her elevation to the Company’s executive ranks ensures that marketing, brand strategy and enterprise sales are aligned more closely with the Company’s long-term strategy and better positioned to support the success of Five Star and its affiliates.

Additionally, several executives will assume expanded leadership responsibilities, ensuring the Company is better situated to serve its internal and external stakeholders. The Company’s operations, product, and technology areas will move under Chief Financial Officer and Treasurer W. Jack Plants II, leveraging Mr. Plants’ financial services and operational expertise.  Chief Risk Officer Gary A. Pacos, who has more than 30 years of risk management experience, assumes executive oversight of all credit administration, while Chief Human Resources Officer Laurie R. Collins will now take on ownership of enterprise-wide training and incentive planning, supporting the Company’s disciplined and consistent focus on the development of talent.

The Company also announced that Chief Administrative Officer Sean M. Willett is pursuing a new opportunity as CEO of an out-of-market bank and will remain with the Company through year-end to support a smooth transition of the functions he previously oversaw.  In addition, Chief Community Banking Officer Justin K. Bigham has resigned.

“The exciting changes announced this week position our Company to accelerate our ability to grow our digital engagement with customers while ensuring our exceptional customer-facing teams are in a strong position to provide value-added services to those we serve,” said Mr. Birmingham. “As we respond to an evolving and challenging operating environment that we expect to continue in 2024, we now can do so as a simpler, more streamlined and functional organization, where leaders across the enterprise are empowered to drive near-term success in pursuit of strong execution of long-term initiatives.”

“These leadership changes leverage the strengths of our team of executives, which now includes Blake Jones and Reid Whiting. Both Blake and Reid have considerable experience in their respective areas, bring new and diverse perspectives to our leadership team, and, importantly, allow us to bring key functions closer together in a way that will better support our enterprise into the future,” Mr. Birmingham added. “I would like to also thank both Sean and Justin for their leadership and contributions to our Company. We wish them well in their future endeavors.”

In conjunction with these leadership changes, the Company announced a broader restructuring that simplifies its organizational structure by reducing layers of management that no longer align with the Company’s long-term focus, positions the Company to better capitalize on data and technology expertise to further improve operational efficiencies, and supports improved process execution, while enhancing the Company’s ability to deepen customer relationships across its diversified and complimentary lines of business. The realignment impacted approximately 3.4% of the Company’s workforce and is also reflective of proactive measures to remove approximately $6 million in annual noninterest expenses that are primarily representative of salaries and benefits.

Mr. Whiting joined the Company in September 2022 from Morgan Stanley, where he gained broad experience in treasury liquidity planning, regulatory affairs and compliance, most recently serving as Treasurer for Morgan Stanley’s US institutional broker dealer and global head of the recovery and resolution planning program. He earned his B.A. in Economics and Public Relations from Syracuse University’s Maxwell School of Citizenship & Public Affairs and S.I. Newhouse School of Public Communications, respectively, and M.B.A. from New York University’s Leonard N. Stern School of Business. He is a member of the Consumer Bankers Association Automobile Finance Committee.

Ms. Jones joined the Company in July 2023, bringing 20 years of marketing and communications experience to the growing community bank and its affiliates. Prior to joining Five Star, she served as Senior Vice President, Marketing Director for Arrow Financial Corp. Earlier in her career, Ms. Jones was a journalist and editor with publications in New York, Hawaii and California. She earned her B.A. in Mass Communications from Washington and Lee University.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses throughout Western and Central New York and its Mid-Atlantic commercial loan production office serves the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

For additional information contact:
Kate Croft
Director of Investor and External Relations
(716) 817-5159
klcroft@five-starbank.com